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                                                                    Exhibit 99.1

                 [LandAmerica Financial Group, Inc. Letterhead]


FOR IMMEDIATE RELEASE:    CONTACTS:
May 31, 2002              G. William Evans              H. Randolph Farmer
                          Executive Vice President      Senior Vice President
                          And Chief Financial Officer   Corporate Communications
                          804-267-8114                  804-267-8120


      LANDAMERICA AND FIRST AMERICAN JOIN FORCES TO CREATE NATION'S LARGEST
                   PROVIDER OF REAL ESTATE VALUATION SERVICES


Richmond, Va. -- LandAmerica Financial Group, Inc. (NYSE: LFG), a premier provider of title insurance and a broad range of real estate-related products and services, today announced that it has formed a joint venture with The First American Corporation, the nation's leading, diversified provider of business information and related products and services, to combine its real estate valuation operations.

Under the terms of the agreement, LandAmerica will contribute its former Primis (currently operating as "OneStop") appraisal production division, which it acquired in 2000, to First American's eAppraiseIT subsidiary. The new venture will become the nation's largest provider of real estate valuation services. Financial terms were not disclosed.

"This new joint venture will provide LandAmerica with a single point of entry for our national customers while giving us all the benefits of greater volume and scale," said Charles H. Foster Jr., chairman and chief executive officer of LandAmerica. "The new venture keeps us at the forefront of electronic real estate-related services and enables us to continue to capitalize on the considerable equity we have built in the OneStop name."

The combined entities will operate under the eAppraiseIT name with First American as majority owner and managing partner of the venture. LandAmerica will retain the name OneStop for its current portfolio of services, relying on eAppraiseIT for appraisal fulfillment.

"This venture further strengthens our strategic relationship with LandAmerica and substantially increases First American's appraisal operations," said Parker
S. Kennedy, president of The First American Corporation. "This transaction will be immediately accretive to First American's earnings, and we anticipate that the economies of scale gained from this joint venture will lead to improved efficiency and profitability in our appraisal business."

While LandAmerica will continue to offer appraisal service to national accounts under the OneStop name, the company will exit the local appraisal production business, which had historically been unprofitable. LandAmerica will close its service center in Alpharetta, Ga., and release all local appraisers from existing contracts. The remaining Alpharetta operations will be consolidated with the company's Richmond, Va. and Pittsburgh, Pa. locations. LandAmerica will incur a pretax charge of approximately $20 million during the second quarter for integration and exit costs related to this transaction.

First American and LandAmerica formed a similar venture in 2000 with the creation of Data Trace, a title technology company, likewise majority owned and managed by First American. Data Trace holds the number one position in its field, providing the world's most advanced and comprehensive title information delivery system, and outpaced all competitors with notable volume and margin increases in 2001.

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LandAmerica Financial Group, Inc.,  headquartered in Richmond, Va., is a premier provider of title insurance and a broad range of real estate-related products and services. LandAmerica, through its subsidiaries Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation and Transnation Title Insurance Company, services its residential and commercial customers with more than 600 offices and a network of 10,000 agents throughout the United States, Canada, Mexico, the Caribbean, Central and South America. More information about the company and an archive of its press releases can be found at www.landam.com.

The First American Corporation is a Fortune 500 company that traces its history to 1889. As the nation's leading, diversified provider of business information, the company supplies businesses and consumers with the information resources that affect the major economic events of people's lives. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within seven primary business segments including: Title Insurance and Services, Specialty Insurance, Trust and Other Services, Mortgage Information, Property Information, Credit Information and Screening Information. With revenues of $3.75 billion in 2001, First American has more than 22,500 employees in approximately 1,300 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.

The company cautions readers that the statements contained herein regarding the company's future business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.